Exhibit 99.1

For Immediate Release

Cushman & Wakefield Successfully Amends and Extends Revolving Credit Facility

NEW YORK, October 21, 2025 – Cushman & Wakefield (NYSE: CWK) announced that it has successfully amended its Credit Agreement to (i) extend the maturity date applicable to revolving commitments from April 28, 2027 to October 21, 2030, (ii) reduce the applicable interest for certain levels of leverage based pricing step downs, and (iii) proactively reduce the availability from $1.1 billion to $1.0 billion in order to better align with the company’s improved working capital management.

“We’re pleased to extend the maturity of the revolver for another five years. The transaction was oversubscribed and preserves abundant liquidity while right-sizing the facility for capital efficiency,” said Neil Johnston, Chief Financial Officer of Cushman & Wakefield. “This amendment underscores the confidence lenders place in the strength of our balance sheet and ability to execute on our strategy, while ensuring we are well positioned for the future. We appreciate the strong support and commitment from our bank partners.”

About Cushman & Wakefield

Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm for property owners and occupiers with approximately 52,000 employees in nearly 400 offices and 60 countries. In 2024, the firm reported revenue of $9.4 billion across its core service lines of Services, Leasing, Capital markets and Valuation and other. Built around the belief that Better never settles, the firm receives numerous industry and business accolades for its award-winning culture. For additional information, visit www.cushmanwakefield.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts, and you can often identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “strives,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “goal,” “projects,” “forecasts,” “shall,” “contemplates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity.

MEDIA CONTACT:

Aixa Velez

Corporate Communications

+1 312 424 8195

aixa.velez@cushwake.com

There are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. You should not place undue reliance on any forward-looking statements and should consider the factors discussed in Cushman & Wakefield’s annual report on Form 10-K for the year ended December 31, 2024, including those discussed under “Item 1A—Risk Factors” therein.

The forward-looking statements included in this press release are made as of the date hereof, and except as required by law, Cushman & Wakefield undertakes no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release.

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MEDIA CONTACT:

Aixa Velez

Corporate Communications

+1 312 424 8195

aixa.velez@cushwake.com